EXHIBIT 12

                           SONAT INC. AND SUBSIDIARIES

                        Computation of Ratios of Earnings
                   from Continuing Operations to Fixed Charges
                              Total Enterprise (a)



                                          Nine Months Ended Sept 30,                       Years Ended December 31,


                                            1997           1996            1996        1995         1994         1993        1992
                                            ----           ----            ----        ----         ----         ----        ----

                                                                                              (In Thousands)

Earnings from Continuing Operations:
   Income (loss) before income taxes     $170,951       $196,513        $294,304    $282,497     $154,871     $364,198    $133,728
Fixed charges (see computation below)     112,881        115,551         152,830     165,154      127,909      129,160     156,428
   Less allowance for interest
     capitalized                           (2,905)        (3,918)         (5,094)     (6,540)      (6,692)      (4,101)     (8,422)
                                         --------       --------        --------    --------     --------     --------    --------
Total Earnings Available for
   Fixed Charges                         $280,927       $308,146        $442,040    $441,111     $276,088     $489,257    $281,734
                                         ========       ========        ========    ========     ========     ========    ========


Fixed Charges:
   Interest expense before deducting
      interest capitalized               $107,048       $110,339        $145,406    $157,653     $120,295     $122,204    $149,165
   Rentals(b)                               5,833          5,212           7,424       7,501        7,614        6,956       7,263
                                         --------       --------        --------    --------     --------     --------    --------
                                         $112,881       $115,551        $152,830    $165,154     $127,909     $129,160    $156,428
                                         ========       ========        ========    ========     ========     ========    ========


Ratio of Earnings to Fixed Charges            2.5            2.7             2.9         2.7          2.2          3.8         1.8
                                         ========       ========        ========    ========     ========     ========    ========




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(a)  Amounts  include the  Company's  portion of the  captions as they relate to persons accounted for by the equity method.

(b) These amounts represent 1/3 of rentals which approximate the interest factor applicable to such rentals of the Company and its subsidiaries and continuing unconsolidated affiliates.